Exhibit 99.1

Juniata Valley Financial Corp. Announces Results for the Quarter Ended March 31, 2024

Mifflintown, PA, April 24, 2024 (GLOBE NEWSWIRE) -- Juniata Valley Financial Corp. (OTCQX:JUVF) (“Juniata”), announced net income for the three months ended March 31, 2024 of $1.4 million, a decrease of 21.8%, compared to net income of $1.7 million for the three months ended March 31, 2023. Earnings per share, basic and diluted, for the three months ended March 31, 2024 was $0.27 compared to $0.35 reported for the three months ended March 31, 2023.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “The first quarter saw the continuation of the challenges facing the banking industry during 2023; the most significant challenge continues to be net interest margin compression due to the increasing cost of funds. We continue to attempt to balance loan and deposit pricing to maximize profitability and relationship retention and acquisition. While, as expected, 2024 first quarter net income decreased in comparison to the first quarter of 2023, we are pleased to have had solid loan growth and increased noninterest income. Asset quality remains very strong contrary to national trends. Delinquent and nonperforming loans comprise only 0.1% of total loans. Having successfully completed our core conversion, we anticipate even greater focus on earning asset growth and operating efficiencies throughout 2024.”

Financial Results for the Quarter

Annualized return on average assets for the three months ended March 31, 2024 was 0.63%, compared to 0.83% for the three months ended March 31, 2023. Annualized return on average equity for the three months ended March 31, 2024 was 12.98%, compared to 18.80% for the three months ended March 31, 2023.

Net interest income was $5.5 million for the three months ended March 31, 2024 compared to $5.8 million for the three months ended March 31, 2023. Average interest earning assets increased 3.3%, to $857.1 million, for the three months ended March 31, 2024 compared to the same period in 2023, due to an increase of $46.9 million, or 9.6%, in average loans. The increase in average loans was partially offset by a decline of $21.2 million, or 6.2%, in average investment securities as principal paydowns on the mortgage-backed securities portfolio were used to fund loan growth rather than reinvested into the securities portfolio. Average interest bearing liabilities increased by $31.1 million, or 5.3%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. This increase was due to increases of $34.7 million, or 21.1%, in average time deposits as customers preferred higher-rate deposit products and $5.4 million, or 7.3%, in average borrowings and other interest bearing liabilities due to an increase in repurchase agreements resulting from the addition of new customer relationships in the three months end March 31, 2024.

The yield on earning assets increased 44 basis points, to 4.23%, for the three months ended March 31, 2024 compared to same period last year driven by an increase in loan yields of 53 basis points. The cost to fund interest earning assets with interest bearing liabilities increased 88 basis points, to 2.24%, when comparing the two periods as the costs of interest bearing demand and time deposits, as well as borrowings increased 197 basis points and 120 basis points, respectively. The net interest margin, on a fully tax equivalent basis, decreased from 2.85% for the three months ended March 31, 2023 to 2.63% for the three months ended March 31, 2024. The prime rate and federal funds target range rose 50 basis points between March 31, 2023 and March 31, 2024, affecting rates on Juniata’s interest earning assets and, to a greater extent, interest bearing liabilities because the average rate paid on interest bearing liabilities has increased at a faster pace than the increase in rates on interest earning assets, impacting the net interest margin in the 2024 period. The Company anticipates continued margin compression throughout 2024 as the Federal Reserve continues to work to control inflation by maintaining target ranges for the prime rate and federal funds rate at levels above the levels experienced prior to 2022.

Juniata recorded a credit loss expense of $120,000 in the three months ended March 31, 2024 compared to a credit loss expense of $243,000 in the three months ended March 31, 2023 following Juniata’s adoption of ASU 2016-13 – Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments on January 1, 2023.

Non-interest income was $1.3 million in the three months ended March 31, 2024 compared to $1.2 million in the three months ended March 31, 2023, an increase of 6.8%. Most significantly impacting non-interest income in the comparative three month periods were increases of $66,000 in fees derived from loan activity and $48,000 in customer service fees. Partially offsetting these increases between the comparative three month periods was a decline in trust fee income.

Non-interest expense was $5.2 million for the three months ended March 31, 2024 compared to $4.8 million in the three months ended March 31, 2023, an increase of 8.4%. Most significantly impacting non-interest expense in the comparative three month periods was a $177,000 increase in other non-interest expense primarily due to a $95,000 increase in the allowance for credit losses on Juniata’s unfunded lending commitments, with a $44,000 expense recorded in the 2024 period compared to a $51,000 credit recorded in the 2023 period. Another component of the increase was an increase in postage expense as a result of the need to mail conversion booklets to customers prior to Juniata’s conversion to a new core processing system in March 2024. Also contributing to the increase in non-interest expense between the comparative three month periods was an $84,000 increase in FDIC insurance premiums due to an increase in the annual assessment rate for all institutions, a net increase of $83,000 in employee compensation and benefits expense and a $66,000 increase in data processing expense due to Juniata’s core conversion. Partially offsetting these increases in the three months ended March 31, 2024 compared to the three months ended March 31, 2023 were declines in PA Shares Tax expense and the amortization of investment in low-income housing partnerships due to the completion of the amortization period for one of Juniata’s low-income housing partnership investments in January 2023.

An income tax provision of $201,000 was recorded for the three months ended March 31, 2024 compared to $247,000 recorded for the three months ended March 31, 2024. Juniata qualifies for a federal tax credit for investments in low-income housing partnerships. The tax credit decreased from $119,000 for the three months ended March 31, 2023 to $82,000 in the three months ended March 31, 2024 due to the completion of the amortization period for one of Juniata’s investments in low-income housing partnerships.

Financial Condition

Total assets as of March 31, 2024 were $865.7 million, a decrease of $6.1 million, compared to total assets of $871.8 million as of December 31, 2023. Cash and cash equivalents decreased by $15.5 million, or 53.5%, as of March 31, 2024 compared to December 31, 2023, as cash was used primarily to fund the growth in total loans, which increased by $11.3 million, or 2.2% as of March 31, 2024 compared to year-end 2023. Total deposits decreased by $10.6 million, or 1.4%, as of March 31, 2024 compared to December 31, 2023 due to a decline in interest bearing demand deposits, while short-term borrowings and repurchase agreements increased by $4.4 million, or 8.3%, primarily due to increased balances in repurchase agreement accounts.

Juniata maintains a strong liquidity position, and as of March 31, 2024, had additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $216.9 million and with the Federal Reserve’s Discount Window of $16.5 million. In addition, Juniata has internal authorization for brokered deposits of up to $175.0 million. Juniata had no brokered deposits outstanding as of March 31, 2024.

Subsequent Event

On April 16, 2024, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on May 17, 2024, payable on May 31, 2024.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Franklin, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the OTCQX Best Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the current views of Juniata’s management with respect to, among other things, future events and Juniata’s financial performance. When words such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words  or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business, many of which, by their nature, are inherently uncertain and beyond the control of Juniata. These statements are not historical facts or guarantees of future performance, events or results and are subject to risks, assumptions and uncertainties that are difficult to predict. If one or more events related to these or other risks or uncertainties materializes, or if underlying assumptions prove to be incorrect, actual results may differ materially from this forward-looking information. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether because of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	March 31, 2024	December 31, 2023
ASSETS
Cash and due from banks	$12,863	$17,189
Interest bearing deposits with banks	574	11,741
Cash and cash equivalents	13,437	28,930

Equity securities	1,060	1,073
Debt securities available for sale	66,639	67,564
Debt securities held to maturity (fair value $193,182 and $198,147, respectively)	198,680	200,644
Restricted investment in bank stock	2,018	1,707
Total loans	536,716	525,394
Less: Allowance for credit losses	(5,792)	(5,677)
Total loans, net of allowance for credit losses	530,924	519,717
Premises and equipment, net	8,135	8,180
Bank owned life insurance and annuities	14,900	14,841
Investment in low income housing partnerships	1,073	1,154
Core deposit and other intangible assets	321	343
Goodwill	9,812	9,812
Mortgage servicing rights	81	83
Deferred tax asset	11,033	11,319
Accrued interest receivable and other assets	7,561	6,444
Total assets	$865,674	$871,811
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$199,770	$197,027
Interest bearing	538,650	552,018
Total deposits	738,420	749,045

Short-term borrowings and repurchase agreements	57,214	52,810
Long-term debt	20,000	20,000
Other interest bearing liabilities	884	951
Accrued interest payable and other liabilities	6,418	7,612
Total liabilities	822,936	830,418
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares; Issued - 5,151,279 shares at March 31, 2024 and December 31, 2023; Outstanding - 5,000,518 shares at March 31, 2024 and 4,991,129 shares at December 31, 2023	5,151	5,151
Surplus	24,802	24,924
Retained earnings	52,810	52,553
Accumulated other comprehensive loss	(37,583)	(38,640)
Cost of common stock in Treasury: 150,761 shares at March 31, 2024; 160,150 shares at December 31, 2023	(2,442)	(2,595)
Total stockholders' equity	42,738	41,393
Total liabilities and stockholders' equity	$865,674	$871,811

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in thousands, except share and per share data)	March 31,
	2024	2023
Interest income:
Loans, including fees	$7,467	$6,120
Taxable securities	1,465	1,580
Tax-exempt securities	30	36
Other interest income	43	16
Total interest income	9,005	7,752
Interest expense:
Deposits	2,642	1,443
Short-term borrowings and repurchase agreements	697	415
Long-term debt	118	116
Other interest bearing liabilities	9	10
Total interest expense	3,466	1,984
Net interest income	5,539	5,768
Provision for credit losses	120	243
Net interest income after provision for credit losses	5,419	5,525
Non-interest income:
Customer service fees	371	323
Debit card fee income	404	417
Earnings on bank-owned life insurance and annuities	56	55
Trust fees	107	132
Commissions from sales of non-deposit products	102	95
Fees derived from loan activity	159	93
Mortgage banking income	10	13
Change in value of equity securities	(13)	(22)
Other non-interest income	100	107
Total non-interest income	1,296	1,213
Non-interest expense:
Employee compensation expense	2,208	2,035
Employee benefits	645	735
Occupancy	332	304
Equipment	143	165
Data processing expense	663	597
Professional fees	254	195
Taxes, other than income	56	109
FDIC Insurance premiums	155	71
Amortization of intangible assets	22	11
Amortization of investment in low-income housing partnerships	81	112
Other non-interest expense	600	424
Total non-interest expense	5,159	4,758
Income before income taxes	1,556	1,980
Income tax provision	201	247
Net income	$1,355	$1,733
Earnings per share
Basic	$0.27	$0.35
Diluted	$0.27	$0.35

Michael Wolf

Email: michael.wolf@jvbonline.com

Phone: (717) 436-7203